Exhibit 10.1

A. Schulman, Inc. 2002 Equity Incentive Plan
Restricted Stock Unit Award Agreement

Congratulations on your selection as a Participant in the A. Schulman, Inc. 2002 Equity Incentive Plan (the “Plan”). This Award Agreement is between you, as the undersigned Participant in the Plan, and A. Schulman, Inc., a Delaware corporation (the “Company”). This Award Agreement and the Plan together govern your rights under the Plan and set forth all of the conditions and limitations affecting such rights. A copy of the Plan is attached to this Award Agreement.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

OVERVIEW OF YOUR RESTRICTED STOCK UNITS

1.	Name: .

2.	Number of Units Granted: .

3.	Date of Grant: (“Date of Grant”).

4.	Vesting Period: The Restricted Stock Units shall vest in accordance with the following schedule:

(a) One hundred percent (100%) of the Restricted Stock Units will vest on the fourth (4th) anniversary of the Date of Grant provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date (this time period is referred to herein as the “Vesting Period”).

(b) All restrictions shall lapse and the Restricted Stock Units shall become one hundred percent (100%) vested upon your termination of employment due to death, or Disability, provided you have continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such event.

(c) If you terminate employment due to Retirement, the Restricted Stock Units will vest on a prorated basis, with the prorated amount determined by taking the number of Units granted to you multiplied by a fraction, the numerator of which is the number of completed months that have elapsed since the Date of Grant through your effective date of Retirement, and the denominator of which is forty-eight (48).

If you take a leave of absence for medical reasons (as determined in accordance with the Company’s disability plans—meaning you qualify for disability benefits/salary continuation benefits), you will continue to vest in your Award. If you take a leave of absence for nonmedical reasons (except for military service as described in the next sentence of this paragraph) and you are on leave for more than three (3) months (excluding allowable time off which includes, but is not limited to, holidays, sick days, and vacation) during the Vesting Period, you will forfeit the unvested Units awarded to you under this Award Agreement; provided, however, if the law that you are subject to allows you to take a leave of absence for nonmedical reasons for a period in excess of three (3) months, and the law requires the Company to continue to provide benefits under all Company benefit plans, the requirements of such law shall override this general provision. Notwithstanding anything herein to the contrary, if you take a leave of absence for any service, voluntary or involuntary, in the armed forces, you will continue to vest in your Award.

5.	Termination of Employment for Other Reasons: In the event that you terminate employment with the Company, its Affiliates, and/or its Subsidiaries for any reason other than those reasons set forth in Paragraphs 3(b) and 3(c), or in the event that the Company, its Affiliates, and/or its Subsidiaries terminates your employment for any reason or no reason, all of the unvested Units you hold at the time of your employment termination shall be cancelled without payment by the Company of any consideration for the Units.

6.	Voting Rights and Dividends: Restricted Stock Units are not shares of stock and do not entitle you to any rights (including voting rights) of a stockholder of the Company, provided, however, that your Restricted Stock Unit account shall be credited for all dividends and other distributions paid with respect to shares of common stock of the Company. The amount of dividends credited to your Restricted Stock Unit account shall be equal to (i) the dividend paid with respect to one share of common stock of the Company multiplied by (ii) the number of Restricted Stock Units that have been previously awarded to you and that have not yet vested. No payment shall be made to you in respect of dividends and/or distributions credited with respect to any of your Units until and unless the Units vest as provided in Paragraph 7 hereof.

7.	Change in Control: In the event of a Change in Control, all Restricted Stock Units shall immediately vest.

8.	Payment: At the time your Restricted Stock Units vest, the Company (or applicable Affiliate or Subsidiary) shall pay you an amount equal to (a) (i) the closing price of the Company’s common stock on the date of vesting multiplied by (ii) the number of Restricted Stock Units that vest, plus (b) any dividends credited to your Restricted Stock Unit account pursuant to Paragraph 5 hereof.

9.	Nontransferability: Restricted Stock Units awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”). If any Transfer, whether voluntary or involuntary, of Restricted Stock Units is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock Units, your right to any payment with respect to such Units shall be immediately forfeited, and this Award Agreement shall lapse.

10.	Requirements of Law: The granting of Restricted Stock Units under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, national securities exchanges or automated quotation systems as may be required. You will take all steps necessary to comply with all applicable federal and state securities laws in exercising your rights under this Award Agreement.

11.	Tax Withholding: The Company shall deduct or withhold from any payment due upon the vesting of a Restricted Stock Unit an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to such payment.

12.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Compensation Committee of the Board of Directors (the “Committee”) may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

13.	Continuation of Employment: This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its Affiliates, and/or its Subsidiaries, nor shall this Award Agreement interfere in any way with the Company’s, its Affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time.

14.	Amendment to the Plan: Subject to certain limitations, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.

15.	Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Restricted Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In the event such successor does not agree to be bound by this Award Agreement, the Restricted Stock Units granted hereunder shall immediately vest.

16.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Ohio without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio.

17.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.	Additional Information: Please refer any questions you may have regarding your Restricted Stock Units to the Company’s Chief Financial Officer at the Company’s executive offices, 3550 West Market Street, Akron, Ohio 44333, or such other administrator as designated from time to time by the Company.

19.	Acknowledgement: By executing this Award Agreement below, you will be agreeing to participate in the Plan and abide by all of the governing terms and provisions of the Plan and this Award Agreement. By agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and fully understand all of your rights under the Plan and this Award

Agreement, and the Company’s remedies if you violate the terms of this Award Agreement, as well as, all of the terms and conditions that may limit your eligibility to retain and receive the Restricted Stock Units issued pursuant to the Plan and this Award Agreement.

, 20	A. SCHULMAN, INC.

By:

Its:

Acknowledged and Agreed to this , day of , 20

PARTICIPANT